Exhibit 4
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
OFFICER’S CERTIFICATE
Creating the 4.30% Debentures, Series due 2062
Paul I. Cutler, Vice President and Treasurer of NextEra Energy Capital Holdings, Inc. (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999 between the Company and the Trustee, as amended (the “Indenture”), that:
1.The securities to be issued under the Indenture in accordance with this certificate shall be designated “4.30% Debentures, Series due, 2062” (referred to herein as the “Debentures of the Sixty-Third Series”) and shall be issued in substantially the form set forth as Exhibit A hereto.
2.The Debentures of the Sixty-Third Series shall be issued by the Company in the initial aggregate principal amount of $275,000,000. Additional Debentures of the Sixty-Third Series, without limitation as to amount, having the same terms as the Outstanding Debentures of the Sixty-Third Series (except for the issue date of the additional Debentures of the Sixty-Third Series and, if applicable, the initial Interest Payment Date (as defined in Exhibit A hereto)) may also be issued by the Company pursuant to the Indenture without the consent of the Holders of the then-Outstanding Debentures of the Sixty-Third Series. Any such additional Debentures of the Sixty-Third Series as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then-Outstanding Debentures of the Sixty-Third Series.
3.The Debentures of the Sixty-Third Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date. The “Stated Maturity Date” means March 24, 2062.
4.The Debentures of the Sixty-Third Series shall bear interest as provided in the form set forth as Exhibit A hereto.
5.Each installment of interest on a Debenture of the Sixty-Third Series shall be payable as provided in the form set forth as Exhibit A hereto.
6.Registration of the Debentures of the Sixty-Third Series, and registration of transfers and exchanges in respect of the Debentures of the Sixty-Third Series, may be effectuated at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Debentures of the Sixty-Third Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such registration, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar for the Debentures of the Sixty-Third Series. The

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Company has initially appointed The Bank of New York Mellon, London Branch, as its Paying Agent for the Debentures of the Sixty-Third Series.
7.The Debentures of the Sixty-Third Series will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form set forth as Exhibit A hereto.
8.The Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Debentures of the Sixty-Third Series shall be the close of business on March 9 and September 9, as the case may be, (whether or not a Business Day (as defined in the Exhibit A hereto)) next preceding such Interest Payment Date.
9.If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the Sixty-Third Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:
(A)an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Sixty-Third Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Sixty-Third Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or
(B)an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the Sixty-Third Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.
10.The Debentures of the Sixty-Third Series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, Inc., as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Debentures of the Sixty-Third Series:

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(A)the failure of the Guarantee Agreement to be in full force and effect;
(B)the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or
(C)the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Debentures of the Sixty-Third Series, this certificate or the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Debentures of the Sixty-Third Series within sixty (60) days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of redemption unless, within thirty (30) days after the occurrence of such Guarantor Event, S&P Global Ratings, a division of S&P Global Inc., and Moody’s Investors Service, Inc. (if the Debentures of the Sixty-Third Series are then rated by those rating agencies, or, if the Debentures of the Sixty-Third Series are then rated by only one of those rating agencies, then such rating agency, or, if the Debentures of the Sixty-Third Series are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures of the Sixty-Third Series shall be investment grade (i.e., in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

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11.With respect to the Debentures of the Sixty-Third Series, each of the following events shall be an additional Event of Default under the Indenture:
(A)the consolidation of the Guarantor with or merger of the Guarantor into any other Person, or the conveyance or other transfer or lease by the Guarantor of its properties and assets substantially as an entirety to any Person, unless
(i)    the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or other transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume the obligations of the Guarantor under the Guarantee Agreement; and
(ii)    immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; or
(B)the failure of the Company to redeem the Outstanding Debentures of the Sixty-Third Series if and as required by paragraph 10 hereof.
12.If a Guarantor Event occurs and the Company is not required to redeem the Debentures of the Sixty-Third Series pursuant to paragraph 10 hereof, the Company will provide to the Trustee and the Holders of the Debentures of the Sixty-Third Series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of either of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of either of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to either of those Sections will satisfy the foregoing requirement. The provision of such reports and information to the Trustee shall be for informational purposes only and the Trustee’s receipt or deemed receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture.
13.The Debentures of the Sixty-Third Series will be initially issued in global form registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary (“Common Depositary”) for Clearstream Banking, societe anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System. The Debentures of the Sixty-Third Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto. The Debentures of the Sixty-Third Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.
14.No service charge shall be made for the registration of transfer or exchange of the Debentures of the Sixty-Third Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange.

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15.The Company has reserved the right, without any consent, vote or other action by Holders of the Debentures of the Sixty-Third Series, or of any other series of Securities issued after December 1, 2021, to amend the Indenture as follows:
(A)To amend the second sentence of Section 402 thereof to read as follows:
“The Company shall, at least 20 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of such Securities to be redeemed.”
(B)To amend the first sentence of Section 404 thereof to read as follows:
“Except as otherwise specified as contemplated by Section 301 for Securities of any series, notice of redemption shall be given in the manner provided in Section 106 to the Holders of the Securities to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date.”
16.The Debentures of the Sixty-Third Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto.
17.The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Sixty-Third Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.
18.The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.
19.In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.
20.In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Debentures of the Sixty-Third Series requested in the accompanying Company Order No. 56 have been complied with.

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IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 24th day of March, 2022 in New York, New York.
PAUL I. CUTLER
Paul I. Cutler
Vice President and Treasurer

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    Exhibit A
[This certificate is held by The Bank of New York Mellon, London Branch (the “Common Depositary”), in custody for the benefit of the beneficial owners hereof. Transfers of this certificate shall be limited to transfers in whole, but not in part, to the Common Depositary or its nominee in custody or to a successor thereof or such successor’s nominee.]

No. _______________    ISIN __________
    Common Code __________
[FORM OF FACE OF DEBENTURE]
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
4.30% DEBENTURES, SERIES DUE 2062
NEXTERA ENERGY CAPITAL HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company,” which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to
, or registered assigns, the principal sum of ____________________ Dollars on March 24, 2062 (the “Stated Maturity Date”). The Company further promises to pay interest on the principal sum of this 4.30% Debenture, Series due 2062 (this “Security”) to the registered Holder hereof at the rate of 4.30% per annum, in like coin or currency, semi-annually on March 24 and September 24 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on September 24, 2022. Each interest payment shall include interest accrued from the most-recently preceding Interest Payment Date to which interest has either been paid or duly provided for (except that (i) the interest payment which is due on September 24, 2022 shall include interest that has accrued from March 24, 2022, and (ii) if this Security is authenticated during the period that (A) follows any particular Regular Record Date (as defined below) but (B) precedes the next occurring Interest Payment Date, then the registered Holder hereof shall not be entitled to receive any interest payment with respect to this Security on such next occurring Interest Payment Date). No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. In the event that an Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on an Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on March 9 and September 9, as the case may be, (whether or not a Business Day) next preceding such Interest

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Payment Date; provided that interest payable on the Stated Maturity Date or a Redemption Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. A “Business Day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City, London or Taipei are authorized or required by law or executive order to remain closed.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto. The office of The Bank of New York Mellon, London Branch (the “Paying Agent”) located in London will initially be the agency of the Company for such payments. The amount of interest payable on this Security will be computed on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full semi-annual period, on the basis of the actual number of days elapsed during such period using 30-day calendar months).
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer’s Certificate, shall have the meanings specified in the Indenture or in the Officer’s Certificate.)
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in ___________________.
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
By:_______________________________________

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
THE BANK OF NEW YORK MELLON, as Trustee
By:_______________________________________
Authorized Signatory

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[FORM OF REVERSE OF DEBENTURE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (herein, together with any amendments thereto, called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on March 24, 2022 creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
Redemption. In addition to the option of the Company to redeem the Securities of this series in connection with a Tax Event described below, this Security shall also be redeemable at the option of the Company in whole but not in part, at its option, on each March 24, on or after March 24, 2027 (a “Redemption Date”) at a price equal to 100% of the principal amount of the Securities of this series being redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the Redemption Date (the “Redemption Price”). Securities of this series shall be redeemable upon notice (the “Redemption Notice”) which is required by the Indenture to be mailed at least thirty (30) days but not more than sixty (60) days prior to the date fixed for redemption; provided, however, that the Company has reserved the right, without any consent, vote or other action by Holders of the Securities of this series, or of any other series of Securities issued after December 1, 2021, to amend the Indenture to provide that the Redemption Notice shall be given in the manner provided in the Indenture at least ten (10) days but not more than sixty (60) days prior to the date fixed for redemption.
If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the Paying Agent, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such Redemption Notice shall be of no force or effect unless such moneys are received.
Upon payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities of this series called for redemption.
If a Tax Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem this Security, in whole but not in part, at any time within ninety (90) days following the occurrence of the Tax Event (the “Tax Event Redemption Date”), upon a Redemption Notice, at the price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but excluding the date fixed for redemption (the “Tax Event Redemption Price”).

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A “Tax Event” occurs when:
1.the Company has or will become obliged to pay any Additional Amounts (as defined below) with respect to the Securities of this series as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after March 10, 2022; or
2.on or after March 10, 2022, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to the Company or the Guarantor (as defined below), or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of counsel experienced in tax matters, results in a material probability that the Company will become obliged to pay any Additional Amounts with respect to the Securities of this series.
If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the Paying Agent, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Tax Event Redemption Date and such Redemption Notice shall be of no force or effect unless such moneys are received.
Upon payment of the Tax Event Redemption Price, on and after the Tax Event Redemption Date interest will cease to accrue on the Securities of this series called for redemption.
The Securities of this series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, Inc., as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Securities of this series:
(A)the failure of the Guarantee Agreement to be in full force and effect;
(B)the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the

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Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or
(C)the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Securities of this series, the Officer’s Certificate, or the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Securities of this series within sixty (60) days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of redemption unless, within thirty (30) days after the occurrence of such Guarantor Event, S&P Global Ratings, a division of S&P Global Inc., and Moody’s Investors Service, Inc. (if the Securities of this series are then rated by those rating agencies, or, if the Securities of this series are then rated by only one of those rating agencies, then such rating agency, or, if the Securities of this series are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Securities of this series shall be investment grade (i.e., in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).
If a Guarantor Event occurs and the Company is not required to redeem the Securities of this series pursuant to the preceding paragraph, the Company will provide to the Trustee and the Holders of the Securities of this series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of either of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of either of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to either of those Sections will satisfy the foregoing requirement.
Additional Amounts. All payments of principal, interest and premium, if any, in respect of the Securities of this Series shall be made without withholding or deduction for or on account

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of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, the Company shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction (“Additional Amounts”). However, no Additional Amounts shall be payable with respect to any Security of this series if the beneficial owner is subject to taxation solely for reasons other than its ownership of Securities of this series, nor shall Additional Amounts be payable for or on account of:
1.any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner’s engagement in a trade or business, or having a permanent establishment, in the United States, or any present or former connection (other than the mere fact of being a holder or beneficial owner of such Security of this series) between the holder or the beneficial owner of such Security of this series and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
2.any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Security of this series being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
3.any Tax that is payable other than by withholding or deduction by the Company or a paying agent from payments in respect of such Security of this series;
4.any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
5.any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;
6.any Tax that would not have been imposed, withheld or deducted but for the presentation of such Security of this series for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such Additional Amounts on presenting such Security of this series for payment on the last date of such period of 30 days;
7.any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through

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which the holder or beneficial owner holds any Securities of this series) to comply with any certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge (including, but not limited to, the requirement to provide U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);
8.any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Security of this series to meet the requirements of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any successor provisions thereto (including the statement requirements and including as the result of the holder or beneficial owner being or having been a “10-percent shareholder” within the meaning of Section 871(h)(3) of the Code or any successor provision thereto);
9.any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof; any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
10.any combination of items (1) to (9).
For purposes of clauses (1) to (10) above, references to the “holder or beneficial owner” of a Security of this series include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, the Company will not pay Additional Amounts to the holder of a Security of this series if such holder or the beneficial owner of such Security of this series is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Security of this series is not the sole beneficial owner of such Security of this series, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph and the preceding paragraph, the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the direct or indirect partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

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The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities of this series are issuable only in registered form without coupons in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this

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series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

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